Ex 10.31

April 11, 2007

Steven D. Fitz
920 Madonna Way
Los Altos, CA  94024

Dear Steve:

On behalf of Isilon Systems, Inc., (the “Company”), I am pleased to offer you the position of Senior Vice President, Worldwide Sales, with the Company. Speaking for myself, as well as the other members of the Company’s management team, we are all very impressed with your credentials and we look forward to your future success in this position.  The terms of your position with the Company are as set forth below.

1. Position and Location

You are being offered the position of Senior Vice President, Worldwide Sales.  You will report directly to me and subject to fulfillment of any condition imposed by this letter agreement, you will begin this new position on April 30, 2007 (the “Start Date”).  It is the Company’s intention that you will work out of the Company’s office in Sunnyvale, California, although you may be transferred to Seattle at the Company’s discretion.

2. Proof of Right to Work

This offer of employment is contingent upon you presenting, in accordance with applicable law, verification of your identity and your legal right to work in the United States. In the event that you do not possess, or are unable to obtain authorization to accept employment in the United States, our offer of employment is withdrawn.

3. No Conflicts.

It is the policy of Isilon that employees neither disclose nor use any confidential information from prior employment while employed by Isilon.  Although you have not provided copies of all agreements with your prior employer EMC Corporation (“EMC”), it is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position.

3101 Western Ave, Seattle, WA 98121 TEL (206) 315-7500 FAX (206) 315-7501 www.isilon.com

4. Indemnity Agreement

***, the Company is willing to assist you with certain legal expenses as described below, as well as reimburse you for a defined amount of actual economic loss ***.

4(a). Indemnification. Subject to Section 4(b) below, the Company agrees to indemnify, defend and hold harmless you, up to a collective, maximum amount of $700,000, against any and all (i) attorneys’ fees,  (ii) related legal expenses, and (iii) economic losses ***, in each case as actually and reasonably incurred by you in connection with any threatened or pending action, suit or proceeding, whether civil, administrative or investigative, ***, to which you are, were or at any time become a party at any time while in the employ of the Company, or are threatened to be made a party, by reason of the fact that you are, were or at any time become an employee of the Company.

4(b). Limitations on Indemnification.  The Company shall not be obligated to indemnify you pursuant to Section 4(a) above:

(i)	In respect to any material misrepresentation by you concerning the subject matter of this letter;

(ii)	In respect to your material breach or material non-fulfillment of any agreement or covenant contained in this letter and/or any other agreement entered into between the Company and you;

(iii)	In respect to any breach or non-fulfillment of any agreement or covenant by you to ***; or

(iv)	On account of an action or omission by you which constitutes willful misconduct or is knowingly fraudulent or deliberately dishonest.

4(c). Continuation of Indemnification.  The Company’s obligations under paragraph 4(a) above shall be effective only with regard to *** that occur during the period you are an employee of the Company.

4(d). Notification and Defense of Claim.  You agree to promptly notify the Company of notice of any threatened or actual commencement of any action, suit or proceeding that is or may be the subject of an indemnification claim hereunder.  With respect to any such action, suit or proceeding:

(i) The Company will be entitled to participate therein at its own expense;

(ii) Except as otherwise provided below, to the extent that it may wish, the Company may elect, at its sole option, to assume your defense in any such action, suit or proceeding.  You agree to fully cooperate with the Company in connection with the defense of any claim against you, as well as the Company, and make available to the Company such assistance and materials as may be reasonably requested by the Company.  After notice from the Company to you of its election to assume the defense thereof, the Company will not be liable to you for any legal or other expenses subsequently incurred by you in connection with the defense thereof other than as otherwise provided below.  You shall have the right to employ counsel in such action, suit or proceeding but the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense shall be at the expense of you unless (i) the employment of counsel by you has been authorized in advance by the Company, (ii) the Company shall have reasonably concluded that there may be a conflict of interest between the Company and you in the conduct of the defense of such action, or (iii) the Company shall not in fact have employed counsel to assume the defense of such action, in each of which cases the reasonable fees and expenses of your counsel shall be borne by the Company.  Any counsel selected pursuant to 4(b)(i)-(iii) above must be reasonably satisfactory to the Company.

(iii) The Company shall not be liable to indemnify you under this Agreement for any judgment on the merits or amounts paid in settlement of any action or claim against you beyond the $700,000 limit set forth in this letter.  The Company may settle any action or claim in which it is defending you in such manner as the Company may reasonably determine; provided, however, that the Company may not settle any action or claim in any manner that would impose any penalty or limitation on you without your written consent.  Neither the Company nor you will unreasonably withhold our consent to any proposed settlement that may impose a penalty or limitation on you.

4(e). Repayment of Expenses.  You shall reimburse the Company upon demand for all reasonable expenses paid by the Company in defending any civil action, suit or proceeding against you in the event and only to the extent that (i) you are awarded damages in connection with any counterclaim filed by you or on your behalf; (ii) it shall be finally determined that you are not entitled to be indemnified by the Company for such expenses under this Agreement; or (iii) you are awarded legal expenses as a part of a judgment in your favor as the defendant in any action, suit or proceeding in which the Company paid for the defense.

4(f). No Assurance Regarding Outcome of Proceeding.  The Company makes no representation or other assurance regarding the outcome of any action or proceeding in which the Company may defend your interests in accordance with the terms of this letter.

3101 Western Ave, Seattle, WA 98121 TEL (206) 315-7500   FAX (206) 315-7501     www.isilon.com

5. References

●	This offer is contingent upon successful references and background check.

6. Compensation

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Base Salary:  You will be paid $225,000 on an annual basis.  Your salary will be payable every two weeks pursuant to the Company’s regular payroll policy and will be subject to applicable withholding taxes.  Your base salary may be increased in the future, but will not be decreased, by the Company.

●
Bonus:  You are eligible for a quarterly bonus of $31,250 ($125,000 total annual bonus potential or higher with Company performance above plan) upon successful achievement of MBOs and Company goals.  The bonus is split equally between achievement of MBOs and certain revenue/EBIT goals, as determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”).

●
Commission Plan:  You will be eligible for commissions based on Isilon’s global sales revenue.  The 2007 plan calls for $*** of total revenue, with $*** of revenue contribution in Q2, $*** in Q3, and $*** of revenue in Q4.  Target annual commission is $125,000 at plan, plus upside above target as noted below:

Annual Revenue	% of Target	Commission %	Commission $	% Increase over Target	Total Compensation*
***	100%	***	$125,000		$475,000
***	110%	***	$300,000	***	$650,000
***	125%	***	$450,000	***	$800,000
***	150%	***	$650,000	***	$1,000,000
______________
*plus potential bonus upside for Company performance above plan

7. Stock Options

●
Initial Option Grant.  Following the commencement of your employment, the Company will recommend that the Compensation Committee grant you a nonstatutory stock option to purchase 360,000 shares of the Company’s Common Stock.  The exercise price will be the market closing price (or the closing bid, if no sales are reported) of the Company’s Common Stock on The NASDAQ Global Market on the date of the grant, which will be on the first new hire stock option approval date following your Start Date, unless such date falls within a quarterly trading blackout period, in which case the date of grant will be the first day the Company’s trading window opens following that quarterly blackout period.  The option may be exercised in accordance with the following vesting schedule:  25% of the shares will vest on the twelve (12) month anniversary of your Start Date and 1/12th of the remaining shares will vest quarterly thereafter, such that the option will be fully vested and exercisable on the four-year anniversary of your Start Date.  Vesting will, of course, depend on your continued employment with the Company.  The option will be a nonstatutory stock option and will be subject to the terms of the Company’s 2006 Equity Incentive Plan (the “2006 Plan”) and Notice of Grant of Stock Option, each of which is attached hereto.

3101 Western Ave, Seattle, WA 98121 TEL (206) 315-7500   FAX (206) 315-7501     www.isilon.com

●
Subsequent Option Grants. At the discretion of the Company’s Board of Directors (or its designated committee), you may be eligible to receive additional grants of stock options or purchase rights from time to time in the future, on such terms and subject to such conditions as the Compensation Committee shall determine as of the date of such grant.

8. Benefits

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Insurance Benefits. The Company will provide you with standard medical and dental insurance benefits according to Company policy.  Benefits will commence the first of the month following your first day of full-time employment with the company.

●	Vacation. You will be entitled to vacation according to Company policy.

●
Indemnification.  The Company currently indemnifies all officers and directors to the maximum extent permitted by law, and you will enter into the Company’s standard form of Indemnification Agreement giving you such protection.  Pursuant to the Indemnification Agreement, the Company will agree to advance any expenses for which indemnification is available to the extent allowed by applicable law.  You shall be covered by all directors and officers insurance policies in place during your employment, providing protection at least comparable to present coverage.

9. Relocation Benefits.  If the Company requests that you relocate to Seattle, the Company will provide the following:

●	House hunting trip for up to 4 days for you and your family (includes airfare, hotel, rental car, meals in accordance with Isilon’s travel policy);

●	Household move to include goods/cars and storage for up to 60 days;

●	Temporary housing for up to 60 days. Temporary housing beyond 60 days will be by mutual agreement; and

●	Closing costs in connection with the sale of your current residence in California and the purchase of a primary residence in the Seattle area will be reimbursed up to $200,000.

3101 Western Ave, Seattle, WA 98121 TEL (206) 315-7500   FAX (206) 315-7501     www.isilon.com

            The following elements of your compensation package will be contingent upon your relocation date:

●
Upon the date of the relocation (the “Relocation Date”) with your family to Seattle, if requested by the Company, the Company will recommend that the Compensation Committee grant you a nonstatutory stock option to purchase 40,000 shares of the Company’s Common Stock (the “Relocation Grant”).  The exercise price for this Relocation Grant will be the market closing price (or the closing bid, if no sales are reported) of the Company’s Common Stock on The NASDAQ Global Market on the date of the grant, which will be on the first new hire stock option approval date following the Relocation Date, unless such date falls within a quarterly trading blackout period, in which case the date of grant will be the first day the Company’s trading window opens following that quarterly blackout period.  The Relocation Grant (if provided) will vest in accordance with the following schedule:  25% of the shares will vest on the twelve (12) month anniversary of the Relocation Date and 1/12th of the remaining shares will vest quarterly thereafter, such that the Relocation Grant will be fully vested and exercisable on the four-year anniversary of the Relocation Date.  For purposes of this clause, the Relocation Date shall be understood to mean the later of the dates on which (a) you have closed on the purchase of a primary residence in the Seattle area; and (b) your immediate family members are all permanently living in the Seattle area.50% of your quarterly MBO payout will accrue but not be paid unless and until you have relocated to Seattle, to occur no later than July 1, 2008, provided that the Company has requested such relocation.  If the Company does not request such relocation prior to April 15, 2008, any accrued MBO payments will be made to you on or before May 15, 2008.

10. Severance Benefits.

●
General.  In the event of termination of your employment under any circumstances you will not be entitled to any benefits (other than those you are due under applicable law) except as set forth in this Section.

●
Termination.  If the Company terminates your employment for any reason other than for Cause (as defined below), or you resign your position with the Company for Good Reason (as defined below), subject to your signing and not revoking a release of claims substantially similar to a form attached hereto as Exhibit A, you will be entitled to receive an immediate lump-sum payment in an amount equal to your then current base salary or $225,000 on an annualized basis, whichever is higher.  Furthemore, you shall be entitled to receive reimbursement of COBRA premiums for a period of six (6) months (the “Severance Period”). To the extent that you obtain health benefits from another employer or pursuant to a consulting relationship during the Severance Period, if applicable, reimbursement of COBRA premiums will cease to the extent that you ceased to make COBRA payments because of such health benefits.  You agree that you will notify the Company of your obtaining employment or a consulting agreement, and the relevant terms thereof, during the Severance Period.  You will not be entitled to any additional payments, salary, bonus or benefits in the event of termination for Cause.

3101 Western Ave, Seattle, WA 98121 TEL (206) 315-7500   FAX (206) 315-7501     www.isilon.com

●
Section 409A.  Notwithstanding anything to the contrary in this letter agreement, any cash severance payments otherwise due to you pursuant to the foregoing paragraph or otherwise on or within the six-month period following your termination will accrue during such six-month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of your termination, provided, that such cash severance payments will be paid earlier, at the times and on the terms set forth in the applicable provisions of the foregoing paragraph, if the Company reasonably determines that the imposition of additional tax under Section 409A of the Internal Revenue Code of 1986, as amended, will not apply to an earlier payment of such cash severance payments.  In addition, this letter agreement will be deemed amended to the extent necessary to avoid imposition of any additional tax or income recognition prior to actual payment to you under Code Section 409A and any temporary or final Treasury Regulations and guidance promulgated thereunder and the parties agree to cooperate with each other and to take reasonably necessary steps in this regard.

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“Cause” for termination will exist if you are terminated for any of the following conduct that has caused or is reasonably expected to result in material injury to the Company:  (i) your willful failure substantially to perform your duties or responsibilities to the Company or deliberate violation of a Company policy; (ii) your commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct; (iii) unauthorized use or disclosure by you of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; or (iv) your willful breach of any of your obligations under any written agreement or covenant with the Company.

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“Good Reason” is defined as (1) any action by the Company or any successor that results in a diminution of your position, authority, duties, responsibilities, compensation or benefits without your written consent, (2) any failure by the Company or any successor to comply with any provision of this letter agreement, (3) the Company’s or any successor’s requiring you to be based at any office or location more than 30 miles from your office location; provided however, that a future relocation to Seattle shall not constitute Good Reason, or (4) any failure by a successor to the Company to assume the Company’s material obligations under this letter agreement.

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Conditions.  Any payments made will be subject to applicable tax withholding, and your receipt of such payments shall be subject to your executing the Company’s (or it’s successors) standard form release of claims releasing the Company and it’s successor(s) from claims relating to your employment relationship and termination of that relationship.

3101 Western Ave, Seattle, WA 98121 TEL (206) 315-7500   FAX (206) 315-7501     www.isilon.com

11. Change of Control.

Generally, any stock options granted to you will be subject to the terms set forth in the attached 2006 Plan.

Notwithstanding the foregoing, upon a Change in Control (as defined in the 2006 Plan), the Initial Option Grant and the Relocation Grant (if provided) shall immediately vest and become exercisable as to twenty-five percent (25%) of the Shares that are unvested under each option as of the date of the Change in Control.  Additionally, in the event the Company terminates your status as a Service Provider (as defined in the 2006 Plan) without Cause (as defined in the 2006 Plan) or you resign your position with the Company for Good Reason (as defined above), within twelve (12) months after the consummation of a Change in Control, the Initial Option Grant and the Relocation Grant (if provided) shall immediately vest and become exercisable as to an additional twenty-five percent (25%) of the Shares that are unvested under each option as of the date of termination shall immediately vest and become exercisable.

12. Proprietary Information and Inventions Agreement

Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Proprietary Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Assignment Agreement”), prior to or on your Start Date.

13. At-Will Employment

Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.

14. Acceptance

We are all delighted to be able to extend you this offer and look forward to working with you.  To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Assignment Agreement by 3:00 p.m. (PDT) on Thursday, April 12, 2007.

This letter, together with the Assignment Agreement, set forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral.  This letter shall be interpreted and enforced in accordance with the laws of the State of Washington without regard to conflicts of law principles.  This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

3101 Western Ave, Seattle, WA 98121 TEL (206) 315-7500   FAX (206) 315-7501     www.isilon.com

Very truly yours,

ISILON SYSTEMS, INC.

By: /s/ Steve Goldman
       Steve Goldman
       CEO and President

ACCEPTED AND AGREED:

Steven D. Fitz

/s/ Steven D. Fitz
Signature

April 12, 2007
Date

Enclosures:          Proprietary Information and Invention Assignment Agreement
2006 Stock Incentive Plan
Exhibit A – Sample Separation Agreement

3101 Western Ave, Seattle, WA 98121 TEL (206) 315-7500   FAX (206) 315-7501     www.isilon.com